SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2004

Monolithic System Technology, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction

of incorporation)

000-32929	77-0291941
Commission File Number	(I.R.S. Employer Identification Number)

1020 Stewart Drive

Sunnyvale, California 94085

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code): (408) 731-1800

ITEM 5.                                                     Other Events

Satisfaction of Tender Offer Conditions

On April 17, 2004, Monolithic System Technology, Inc. (the “Company”) announced that as of the close of business on April 16, 2004, 27,568,891 shares representing 89% of the outstanding shares of the Company’s common stock had been tendered pursuant to the Offer to Purchase for Cash All Outstanding Shares of Common Stock of the Company at $13.50 Per Share by Mountain Acquisition, Inc., a wholly owned subsidiary of Synopsys, Inc. dated March 22, 2004 (the “Offer”), and that all conditions set forth in Item 13 of the Offer were satisfied prior to expiration of the Offer.  On April 16, 2004, after the expiration of the offer, Synopsys delivered a notice of termination of the Agreement and Plan of Merger and Reorganization dated as of February 23, 2004 (the “Merger Agreement”) without accepting any of the tendered shares.  The Company does not believe that Synopsys has the right to terminate the Merger Agreement and is prepared to promptly proceed to close the transaction with Synopsys.

$25 Million Stock Repurchase Plan

On April 19, 2004, Monolithic System Technology, Inc. (the “Company”) announced that its board of directors authorized the Company to purchase up to $25 million of its common stock over the next year.  The share repurchases may be made, from time to time in the open market subject to market conditions and other factors such as if the Company believes the repurchase will be beneficial to shareholders.  These repurchases may be commenced or suspended at any time or from time to time without prior notice.  As of March 31, 2004 the Company had approximately 31 million shares outstanding and also had cash and cash equivalents of $89 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monolithic System Technology, Inc.

By:	/s/ Mark Voll
Name: Mark Voll
Title:Vice President, CFO and Secretary
April 20, 2004